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                           July 21, 2021

       Stephen Walker
       Chief Financial Officer
       Taboola.com Ltd.
       16 Madison Square West
       7th Floor
       New York, NY 10010

                                                        Re: Taboola.com Ltd.
                                                            Registration
Statement on Form F-1
                                                            Filed July 13, 2021
                                                            File No. 333-257879

       Dear Mr. Walker:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact
Katherine Wray, Staff Attorney, at 202-551-3483 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology
       cc:                                              Chris Van Buren